EXHIBIT 1.4

PALADIN REALTY INCOME PROPERTIES, INC.

AMENDMENT TO DEALER MANAGER AGREEMENT

February 23, 2008

In accordance with the corporate laws of the State of Maryland and the Articles of Amendment and Restatement of Paladin Realty Income Properties, Inc. (the “Company”), the Company’s Dealer Manager Agreement, by and among Paladin Realty Securities, LLC (formerly Broadwall Capital LLC), the Company, Paladin Realty Income Properties, L.P. and Paladin Realty Advisor, Inc., dated as of June 5, 2007, is hereby amended as follows:

FIRST:	By replacing Section 4.1, in its entirety, with the following:

4.1 The Company hereby appoints the Dealer Manager as its exclusive agent and distributor during the period (the “Offering Period”) commencing with the date hereof and ending on the earlier to occur of: (i) the date upon which the Company’s new registration statement on Form S-11, originally filed on October 23, 2007, and subsequently amended, becomes effective; or (ii) August 21, 2008, which is the date that is 180 days after February 23, 2008 (such earlier date being referred to herein as the “Termination Date”) to solicit and to cause Participating Dealers to solicit subscriptions for the Offered Shares at the subscription price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the Prospectus and the Subscription Agreement, and the Dealer Manager agrees to use its best efforts to procure subscribers for the Offered Shares during the Offering Period. The Offered Shares offered and sold through the Dealer Manager under this Agreement shall be offered and sold only by the Dealer Manager and, at the Dealer Manager’s sole option, by any Participating Dealers whom the Dealer Manager may retain, each of which shall be members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (formerly the National Association of Securities Dealers, Inc. or the “NASD”) in good standing, pursuant to an executed Dealer Agreement with such Participating Dealer. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. The Dealer Manager represents to the Company that (i) it is a member of FINRA in good standings, (ii) it and its employees and representatives have all required licenses and registrations to act under this Agreement and (iii) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable NASD rules, Commission rules and regulations and the USA PATRIOT Act of 2001, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Offered Shares.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

“COMPANY”

PALADIN REALTY INCOME PROPERTIES, INC.

By:	/s/ WHITNEY A. GREAVES
Name:	Whitney A. Greaves
Title:	Chief Operating Officer

“OPERATING PARTNERSHIP”

PALADIN REALTY INCOME PROPERTIES, L.P.

By:	/s/ WHITNEY A. GREAVES
Name:	Whitney A. Greaves
Title:	Chief Operating Officer

“ADVISOR”

PALADIN REALTY ADVISORS, LLC

By:	/s/ JAMES R. WORMS
Name:	James R. Worms
Title:	President

Accepted and agreed as of the date first above written:

“DEALER MANAGER” PALADIN REALTY SECURITIES, LLC

By:	/s/ MICHAEL B. LENARD
Name:	Michael B. Lenard
Title:	Authorized Officer

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